Exhibit 99.1
NUANCE COMMUNICATIONS, INC.
FISCAL FOURTH QUARTER AND YEAR-END 2008 EARNINGS ANNOUNCEMENT
PREPARED CONFERENCE CALL REMARKS
Beginning this quarter, Nuance is providing a copy of prepared remarks in combination with its press release. This process and these remarks are offered to provide shareholders and analysts additional time and detail for analyzing our results. As previously scheduled, the conference call will begin today, November 24, at 5:00 pm ET and will include only brief comments followed by questions and answers. The prepared remarks below will not be read on the call.
To access the live broadcast, please visit the Investor Relations section of Nuance’s Website at www.nuance.com. The call can also be heard by dialing (800) 288-8960 or (612) 288-0340 five minutes prior to the call and referencing conference code 970048. A replay will be available within 24 hours of the announcement by dialing (800) 475-6701 or (320) 365-3844 and using the access code 970048.
Opening Remarks
Nuance delivered a strong finish to its fiscal 2008, continuing trends exhibited in previous quarters. We completed the year with revenues, earnings, margins and cash flows that were all above expectations. We note also that net income and earnings per share are meaningfully higher than our preliminary guidance on October 1, owing to the benefit of cost actions taken earlier this year and to additional synergies from recent acquisitions.
In our press release, we reported non-GAAP revenues in the fourth quarter of approximately $260.7 million. Total GAAP revenues were $253.4 million. Nuance recognized non-GAAP net income in the fourth quarter of $71.1 million, or $0.29 per diluted share, compared to net income of $37.0 million, or $0.18 per diluted share in the same period last year. GAAP net income in the fourth quarter was $22.0 million, or $0.09 per diluted share.
Nuance’s fourth quarter was notable in three important areas:
•	First, Nuance’s diversity of revenue across industries and geographies helped the Company execute against our revenue objectives. Additionally, Nuance’s high proportion of recurring revenues proved resilient in the face of a worsening economic climate;

•	Second, expense discipline and acquisition synergies continued to improve operating margins. Beginning early in 2008, the Company enacted additional expense control measures and accelerated acquisition integrations to protect our operating margins in the event economic conditions worsened. As a result, we saw non-GAAP operating margins, which had risen to 27.5 percent in the fiscal third quarter, rise again to 32.7 percent in the fourth quarter. These expense measures also contributed to a full year operating margin of 27.7 percent, above our expectations and more than four percentage points higher than fiscal year 2007 at 23.6 percent. And, we achieved non-GAAP gross margins of 70.7 percent in the fourth quarter of 2008, a slight improvement from the same period last year and up two percentage points over our third quarter in 2008; and,

•	Third, our focus on operational processes helped Nuance generate operating cash flows of $66.1 million in the quarter, compared to $14.8 million last year. For the full year, we generated operating cash flows of $196.2 million, up from $106.4 million in 2007. In addition, owing to strong collections, days sales outstanding (DSO) were 41 days, down seven days from the end of fiscal 2007.
Discussion of Fourth Quarter Revenues
Total GAAP revenues were $253.4 million. Total non-GAAP revenues were $260.7 million, which include $7.3 million of revenues otherwise lost to purchase accounting. Non-GAAP speech and imaging revenues were $241.6 million and $19.1 million, respectively. Geographically, North America contributed 73 percent of revenues and international contributed 27 percent.
Total revenues in the fourth quarter grew 39 percent, as reported, from the same quarter last year. Organically, revenues grew 14 percent. Please note that we calculate organic revenue growth as if we had owned all acquired businesses, including Multivision and PSRS, in the same period a year ago.
The strength of revenue performance in Q4 2008 is the result of balanced efforts and contributions across core speech solutions and markets. Revenues benefited particularly from:
•	Robust performance in each of our major mobile markets including handsets, PNDs and cars;

•	The success of the Dragon 10 launch;

•	Continued demand for hosted, on-demand solutions for healthcare and customer care; and,

•	Our expansion in international markets, especially in Asia-Pacific.
These areas of strength were partially offset by lower than expected licensing revenues for our enterprise and imaging solutions.
In the fourth quarter, our mobile revenues were a record $57.1 million, up 124 percent, as reported, from the same quarter last year. We benefited from active product cycles for handset OEMs and especially from new agreements with Nokia and other large mobile manufacturers. In addition, early demand for Nuance Mobile Care solutions, launched in the quarter and recently complemented with the acquisition of SNAPin, has exceeded expectations.
With our enterprise solutions, we experienced continued growth for our Nuance On-Demand offerings. In particular, we signed a multi-year agreement with a large financial services firm for an on-demand offering. Combined with other activity, this recent agreement underscores increased interest during uncertain economic times for hosted deployment options. Demand for our enterprise services was also strong, where we saw growth in our bookings. However, licensing sales among our largest partners continued to be sluggish, offsetting the benefits of our hosted and services revenues. Enterprise solutions revenues were $74.8 million, up 25 percent, as reported, from the same quarter last year.
In healthcare, the business continued to perform well across both existing and new customer accounts. Healthcare revenues were $87.0 million, up 29 percent, as reported, from the fourth quarter last year. In the quarter, we experienced continued growth for our on-demand solutions and witnessed a strong reception to Dragon Medical 10, signing several significant contracts particularly in the government sector. We secured agreements with Baptist Health, Carondelet Health, Texas Healthcare Resources and the U.S. Army.
Revenues for Dragon NaturallySpeaking were a record $22.7 million as we launched Dragon 10 in August to strong customer demand and media acclaim. The launch results and revenue growth exceeded expectations, surpassing those of any prior Nuance product introduction. Revenues were up as reported 59 percent compared to last year.
Revenues for our PDF and document imaging solutions were $19.1 million, down 6 percent as reported from a year ago. Although revenues continued to be strong among OEM providers, results from our North American channels were below expectations due we believe to sales distraction from the launch of Dragon NaturallySpeaking.
Historically, we have reported revenues in five market segments: enterprise (network), embedded (mobile), healthcare, Dragon and imaging. To reflect the recent realignment of our operational units and to reflect the convergence of our enterprise and mobile markets, we discuss revenues in three solutions categories – Mobile-Enterprise, Healthcare and Dictation and Imaging.
Table: Non-GAAP Revenues by New Categorization*

	Q1 08	Q2 08	Q3 08	Q4 08	FY08

Mobile-Enterprise	$110.6	$118.0	$124.8	$131.9	$485.2
Organic Growth	25%	15%	19%	13%	18%
Healthcare and Dictation	$79.2	$79.6	$85.2	$109.7	$353.7
Organic Growth	14%	16%	10%	18%	15%
Imaging	$19.3	$22.3	$19.2	$19.1	$79.9
Organic Growth	5%	20%	16%	(6%)	8%
Total Revenue	$209.1	$219.9	$229.2	$260.7	$918.8

Organic Growth	19%	16%	15%	14%	16%

*	This table has been updated to be consistent with the revenue presentation included in our 2008 Annual Report on Form 10-K
Table: Non-GAAP Revenues by Product, Service and Maintenance

	Q1 08	Q2 08	Q3 08	Q4 08	FY08

Products	$108.2	$107.3	$106.4	$131.5	$453.3
% of Revenue	51%	49%	46%	51%	50%
Services	$66.0	$74.5	$84.1	$89.5	$314.1
% of Revenue	32%	34%	$37%	34%	34%
M&S	$34.9	$38.1	$38.7	$39.7	$151.4
% of Revenue	17%	17%	17%	15%	16%

Total	$209.1	$219.9	$229.2	$260.7	$918.8
Discussion of Cost of Revenues and Gross Margins
In Q4 2008, cost of revenue on a non-GAAP basis was approximately 29.3 percent of revenue, for a non-GAAP gross margin of 70.7 percent, a slight improvement over the same period last year and two-point improvement over Q3 2008. GAAP cost of revenue and gross margin in the quarter were $84 million and 67 percent, respectively. Our gross margins improved sequentially and year-over-year owing to a higher proportion of product revenues, beneficial margins from healthcare on-demand revenues, disciplined cost control, and increased utilization in our professional services. For fiscal 2008, our non-GAAP gross margins were 69 percent, down from just under 71 percent in fiscal 2007 owing to a changing mix of revenues that include a greater proportion of services.
Discussion of Operating Expenses and Margins
In 2008, we enacted additional expense control measures and accelerated acquisition integrations to protect our operating margins in the event economic conditions worsened. As a result, in Q4 2008, non-GAAP operating margin was approximately 32.7 percent, up from 27.5 percent in Q3 2008 and from 25.2 percent in Q4 last year. Our expense measures also contributed to a fiscal year 2008 operating margin of 27.7 percent, above our expectations and more than four percentage points higher than fiscal year 2007 at 23.6 percent. GAAP operating margins for Q4 2008 and FY 2008 were 13 percent and 4 percent, respectively.
Balance Sheet Highlights
Cash and Cash Flows from Operations
Nuance reported cash flows from operations of $66.1 million in the quarter ended September 30, 2008, compared with $14.8 million in the quarter ended September 30, 2007.  For the fiscal year 2008, Nuance reported cash flows from operations of $196.2 million, compared to $106.4 million in fiscal 2007.
At the end of Q4 2008, our cash balance was approximately $262 million, up $77 million from last year and down slightly from the third quarter. Capital expenditure was $3.8 million. Depreciation was $4.6 million.
DSOs
In Q4 2008, days sales outstanding (DSO) were 41 days, up slightly from 37 days in the third quarter 2008 and down 7 days from the end of fiscal 2007. We calculate DSOs net of deferred maintenance revenues.
Discussion of 2009 Guidance
We approach guidance for first quarter and fiscal year 2009 with caution. Results in our most recent quarter underscored several favorable trends in the business, some of which we expect to continue into this year. At the same time, our fourth quarter 2008 did demonstrate slower growth in some markets, most especially enterprise, which we also expect to continue into 2009. But, while understanding investors concerns about technology expenditures in the current economic climate, we note the following:
•	First, we enjoy diversity of revenues across industries, solutions, geographies and customers;

•	Second, we maintain a high degree of recurring revenues, particularly in our on-demand solutions, and maintenance and support streams, that we believe are resilient even in this economic climate; and,

•	Third, we note that in past economic slowdowns, our solutions, which offer significant cost savings and ROI, have proven more robust as customers focus more pointedly on cost reductions.
Looking first at our healthcare solutions, we expect to sustain our growth trajectory as we continue to improve our position and capitalize on growth opportunities in this market. We intend to emphasize our investments in our hosted transcription business to help hospitals accelerate savings in their clinical documentation. We will leverage investments in geographic expansion as evidenced by the recent acquisitions of Philips Speech Recognition Systems. We expect Dragon Medical to see continued growth serving the EMR market. We do note though that the growing preference in hospitals toward subscription or transactional models for our on-premise deployments, while beneficial to revenues in the long-run, will somewhat suppress revenue growth in the short-run.

Turning to our mobile offerings, recent quarters and changing business climate have reminded us of the pressures our customers – the manufacturers and carriers – face, but have also underscored the value we can provide for enhanced services and product differentiation. In our handset, PND and automotive markets, we do anticipate increased price pressures. We also expect, based upon public reports from handset and automotive manufacturers, reduction in their shipment volumes, which will be reflected in their royalty reports to us. To counteract this challenging environment, we have taken actions to consolidate mobile architectures for greater efficiency and have identified investment areas for carrier-based services, such as voicemail-to-text. These require continued investment, but early trials and recent design wins suggest that these solutions are poised for growth in future periods.
Within our enterprise solutions, we expect the economic climate will weigh on capital spending. We are also concerned about on-going disruptions among our largest partners, several of whom have experienced varying degrees of restructuring in recent months. Conversely, our enterprise solutions have performed well in past downturns due to their compelling ROI. We also expect to benefit from a growing trend we have seen in the past year in which large call centers are exploring on-demand offerings as an alternative to traditional on-premise solutions. Our enterprise business also enjoys some resiliency in this downturn from the strength of its maintenance and support stream and a growing backlog in services.
In imaging, we expect increased annual growth as our PDF solutions, the fastest growing of our imaging products, become a larger proportion of our overall imaging-related revenues. Investors should note that a significant portion of 2009 growth is expected from several product launches in the second half of the year.
Turning to expenses, we are taking a cautious view toward our cost structure to protect earnings and margins in the event of a further worsening economy. We have taken steps since the beginning of 2008 and intend further actions to protect operating margins and profitability. These actions include a reduction in planned hiring, acceleration of consolidations and expense restrictions.
We intend though to make continued, targeted investments in areas that will help ensure stability and growth in future periods, namely R&D for emerging areas such as mobile customer care and connected services, sales investments in new markets and vertical markets, and solutions and services experts to provide an optimal customer experience.
Even taking into account revenue pressures in fiscal year 2009, we anticipate that we will deliver on our previously stated objective of achieving 200 basis points of year-over-year improvement from our non-GAAP 2008 operating margins.
In addition, we expect the continuation of the favorable trends seen in gross margins for the second half of 2008 and anticipate they should improve by approximately 50 to 100 basis points on the year. Actual improvements are expected to be somewhat stronger in each of the gross margin areas – product, services and maintenance – but these efficiencies will be offset somewhat by the change in revenue mix toward services and hosted solutions.
For convenience, we advise investors that we have modeled our net interest expense for the year in the range of $37 million to $40 million. Furthermore, we have modeled cash taxes in the range of $27 million to $32 million.
With these factors in mind, our fiscal and first quarter 2009 guidance includes:
•	FY GAAP: Revenue between $1.016 billion to $1.140 billion and EPS of $(0.16) to $(0.06)FY Non-GAAP: Revenue between $1.036 billion to $1.16 billion and EPS of $1.00 to $1.10

•	Q1 GAAP: Revenue between $233 million to $243 million and EPS of $0.00 to $0.03

•	Q1 Non-GAAP: Revenue between $240 million to $250 million and EPS of $0.21 to $0.24
This ends the prepared conference call remarks.
Safe Harbor and Forward-Looking Statements
Statements in this document about anticipated gross margins in fiscal 2009, net interest expense in fiscal 2009, Nuance’s financial performance in fiscal 2009, and Nuance managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: fluctuations in demand for Nuance’s existing and future products; economic conditions in the United States and abroad; Nuance’s ability to control and successfully manage its expenses and cash position; the effects of competition, including pricing pressure; possible defects in Nuance’s products and technologies; the ability of Nuance to successfully integrate operations and employees of acquired businesses; the ability to realize anticipated synergies from acquired businesses; and the other factors described in Nuance’s annual report on Form 10-K for the fiscal year ended September 30, 2007 and Nuance’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. Nuance disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.
The unaudited financial results presented in this press release are subject to change based on the completion of the audit of our fiscal 2008 financial statements. The information included in this press release should not be viewed as a substitute for full financial statements.
Discussion of Non-GAAP Financial Measures
Management utilizes a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, for making operating decisions and for forecasting and planning for future periods. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business from a cash perspective. By organic performance we mean performance as if we had owned an acquired asset in the same period a year ago. By continuing operations we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP revenue and earnings per share. Consistent with this approach, we believe that disclosing non-GAAP revenue and non-GAAP earnings per share to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP revenue and earnings per share, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of our business during the fiscal years ended September 30, 2008 and 2007, and, in particular, in evaluating our revenue and earnings per share, our management has either included or excluded items in three general categories, each of which are described below.
Acquisition-Related Revenue and Expenses. We include revenue related to our acquisitions, primarily from Tegic and VoiceSignal, that we would otherwise recognize but for the purchase accounting treatment of these transactions to allow for more accurate comparisons to our financial results of our historical operations, forward looking guidance and the financial results of our peer companies. We also excluded certain expense items resulting from acquisitions to allow more accurate comparisons of our financial results to our historical operations, forward looking guidance and the financial results of our peer companies. These items include the following: (i) acquisition-related transition and integration costs; (ii) amortization of intangible assets; (iii) in-process research and development; and (iv) costs associated with the investigation of the financial results of acquired entities. In recent years, we have completed a number of acquisitions, which result in non-continuing operating expenses which would not otherwise have been incurred. For example, we have incurred transition and integration costs such as retention and earnout bonuses for employees from acquisitions. In addition, actions taken by an acquired company, prior to an acquisition, could result in expenses being incurred by us, such as expenses incurred as a result of the investigation and, if necessary, restatement of the financial results of acquired entities. We believe that providing non-GAAP information for certain revenue and expenses related to material acquisitions allows the users of our financial statements to review both the GAAP revenue and expenses in the period, as well as the non-GAAP revenue and expenses, thus providing for enhanced understanding of our historic and future financial results and facilitating comparisons to less acquisitive peer companies. Additionally, had we internally developed the products acquired, the amortization of intangible assets would have been expensed historically, and we believe the assessment of our operations excluding these costs is relevant to our assessment of internal operations and comparisons to industry performance.
Non-Cash Expenses. We provide non-GAAP information relative to the following non-cash expenses: (i) stock-based compensation; (ii) certain accrued interest; and (iii) certain accrued income taxes. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, we believe that the exclusion of share-based payments allows for more accurate comparisons of our operating results to our peer companies. We believe that excluding these non-cash expenses provides our senior management as well as other users of our financial statements, with a valuable perspective on the cash-based performance and health of the business, including our current near-term projected liquidity.
Other Expenses. We exclude certain other expenses that are the result of other, unplanned events to measure our operating performance as well as our current and future liquidity both with and without these expenses. Included in these expenses are items such as non-acquisition-related restructuring and other charges (credits), net. These events are unplanned and arose outside of the ordinary course of our continuing operations. We assess our operating performance with these amounts included, but also excluding these amounts; the amounts relate to costs which are unplanned, and therefore by providing this information we believe our management and the users of our financial statements are better able to understand the financial results of what we consider to be our organic continuing operations.
We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view our financial results in the way management views the operating results. We further believe that providing this information allows investors to not only better understand our financial performance but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.
The non-GAAP financial measures described above, and used in this press release, should not be considered in isolation from, or as a substitute for, a measure of financial performance prepared in accordance with GAAP. Further, investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the inclusion or exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future. In addition, other companies, including other companies in our industry, may calculate non-GAAP net income (loss) differently than we do, limiting its usefulness as a comparative tool. Management compensates for these limitations by providing specific information regarding the GAAP amounts included and excluded from the non-GAAP financial measures. In addition, as noted above, our management evaluates the non-GAAP financial measures together with the most directly comparable GAAP financial information.

Financial Tables Follow
Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three months ended				Three months ended
	September 30, 2008				September 30, 2007
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Q4 FY08	Adjustments		Q4 FY08	Q4 FY07	Adjustments		Q4 FY07
Revenue:
Product and licensing	$125,774	$5,811	(3)	$131,585	$90,916	$6,552	(3)	$97,468
Professional services, subscription and hosting	88,598	965	(3)	89,563	55,442	966	(3)	56,408
Maintenance and support	39,020	519	(3)	39,539	33,516	(173)	(3)	33,343

Total revenue	253,392	7,295		260,687	179,874	7,345		187,219

Cost of revenue:
Cost of product and licensing	13,261	(25	)(1,2,3)	13,236	11,428	6	(1,2,3)	11,434
Cost of professional services, subscription and hosting	57,183	(1,282	)(1,2,3)	55,901	38,769	(1,034	)(1,2,3)	37,735
Cost of maintenance and support	7,282	(7	)(1,2,3)	7,275	6,949	(323	)(1,2,3)	6,626
Cost of revenue from amortization of intangible assets	6,395	(6,395)		—	3,881	(3,881)		—

Total cost of revenue	84,121	(7,709)		76,412	61,027	(5,232)		55,795

Gross margin	169,271	15,004		184,275	118,847	12,577		131,424

Research and development	29,164	(3,512	)(1,2)	25,652	26,276	(2,951	)(1,2)	23,325
Sales and marketing	62,945	(8,005	)(1,2)	54,940	52,493	(8,118	)(1,2)	44,375
General and administrative	25,278	(6,954	)(1,2)	18,324	22,934	(6,368	)(1,2)	16,566
Amortization of other intangible assets	18,205	(18,205)		—	7,983	(7,983)		—
In-process research and development	2,601	(2,601)		—	—	—		—
Restructuring and other charges (credits), net	(905)	905		—	—	—		—

Total operating expenses	137,288	(38,372)		98,916	109,686	(25,420)		84,266

Income from operations	31,983	53,376		85,359	9,161	37,997		47,158

Other income (expense), net	(9,937)	1,196		(8,741)	(9,813)	1,125		(8,688)

Income (loss) before income taxes	22,046	54,572		76,618	(652)	39,122		38,470

Provision (benefit from) for income taxes	32	5,532		5,564	2,762	(1,262)		1,500

Net income (loss)	$22,014	$49,040		$71,054	$(3,414)	$40,384		$36,970

Net income (loss) per share:
Basic	$0.10	$0.21		$0.31	$(0.02)	$0.21		$0.20

Diluted	$0.09	$0.20		$0.29	$(0.02)	$0.19		$0.18

Weighted average common shares outstanding:
Basic	224,568			224,568	185,145			185,145

Diluted	246,525			246,525	185,145			209,882

	30-Sep	30-Sep
	2008	2007
(1) Non-cash share-based payments
Cost of product and licensing	$2	$3
Cost of professional services, subscription and hosting	1,667	1,404
Cost of maintenance and support	154	250
Research and development	2,704	2,248
Sales and marketing	6,906	6,653
General and administrative	3,752	4,498

Total	$15,185	$15,056

(2) Acquisition-related transition and integration costs
Cost of product and licensing	$—	$5
Cost of professional services, subscription and hosting	(3)	209
Cost of maintenance and support	—	73
Research and development	808	703
Sales and marketing	1,099	1,465
General and administrative	3,202	1,870

Total	$5,106	$4,325

	30-Sep	30-Sep
	2008	2007
(3) Purchase accounting adjustments
Revenue	$7,295	$7,345
Cost of product and licensing	23	(14)
Cost of professional services	(382)	(579)
Cost of maintenance and support	(147)	—

Total	$6,789	$6,752

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Twelve months ended				Twelve months ended
	September 30, 2008				September 30, 2007
	GAAP			Non-GAAP	GAAP			Non-GAAP
	YTD FY08	Adjustments		YTD FY08	YTD FY07	Adjustments		YTD FY07
Revenue:
Product and licensing	$414,360	$39,042	(3)	$453,402	$311,847	$9,115	(3)	$320,962
Professional services, subscription and hosting	305,540	8,535	(3)	314,075	165,520	2,811	(3)	168,331
Maintenance and support	148,562	2,808	(3)	151,370	124,629	(225)	(3)	124,404

Total revenue	868,462	50,385		918,847	601,996	11,701		613,697

Cost of revenue:
Cost of product and licensing	45,746	420	(1,2,3)	46,166	43,162	562	(1,2,3)	43,724
Cost of professional services, subscription and hosting	214,031	(5,755	) (1,2,3)	208,276	114,228	(3,701	) (1,2,3)	110,527
Cost of maintenance and support	31,477	(1,245	) (1,2,3)	30,232	27,461	(1,504	) (1,2,3)	25,957
Cost of revenue from amortization of intangible assets	24,389	(24,389)		—	13,090	(13,090)		—

Total costs of revenue	315,643	(30,969)		284,674	197,941	(17,733)		180,208

Gross margin	552,819	81,354		634,173	404,055	29,434		433,489

Research and development	114,986	(16,523	) (1,2)	98,463	80,024	(8,460	) (1,2)	71,564
Sales and marketing	231,244	(27,977	) (1,2)	203,267	184,948	(23,101	) (1,2)	161,847
General and administrative	105,910	(28,180	) (1,2)	77,730	75,564	(20,089	) (1,2)	55,475
Amortization of other intangible assets	58,245	(58,245)		—	24,596	(24,596)		—
In-process research and development	2,601	(2,601)		—	—	—		—
Restructuring and other charges (credits), net	7,219	(7,219)		—	(54)	54		—

Total operating expenses	520,205	(140,745)		379,460	365,078	(76,192)		288,886

Income from operations	32,614	222,099		254,713	38,977	105,626		144,603

Other income (expense), net	(48,128)	5,541		(42,587)	(30,490)	4,009		(26,481)

Income (loss) before income taxes	(15,514)	227,640		212,126	8,487	109,635		118,122

Provision (benefit from) for income taxes	14,554	(5,332)		9,222	22,502	(17,240)		5,262

Net income (loss)	$(30,068)	$232,972		$202,904	$(14,015)	$126,875		$112,860

Net income (loss) per share:
Basic	$(0.14)	$1.09		$0.95	$(0.08)	$0.70		$0.63

Diluted	$(0.14)	$1.00		$0.87	$(0.08)	$0.64		$0.57

Weighted average common shares outstanding:
Basic	209,801			209,801	176,424			176,424

Diluted	209,801			233,273	176,424			199,394

	30-Sep	30-Sep
	2008	2007
(1) Non-cash share-based payments
Cost of product and licensing	$18	$18
Cost of professional services, subscription and hosting	7,991	3,816
Cost of maintenance and support	1,278	966
Research and development	14,325	7,160
Sales and marketing	24,394	20,293
General and administrative	20,625	15,882

Total	$68,631	$48,135

(2) Acquisition-related transition and integration costs
Cost of product and licensing	$—	$31
Cost of professional services, subscription and hosting	593	682
Cost of maintenance and support	114	538
Research and development	2,198	1,300
Sales and marketing	3,583	2,808
General and administrative	7,555	4,207

Total	$14,043	$9,566

	30-Sep	30-Sep
	2008	2007
(3) Purchase accounting adjustments
Revenue	$50,385	$11,701
Cost of product and licensing	(438)	(611)
Cost of professional services	(2,829)	(797)
Cost of maintenance and support	(147)	—

Total	$46,971	$10,293

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
(in thousands, except per share amounts)
Unaudited
GAAP: Fiscal Year 2009
              Net Income Per Share Guidance

	Twelve months ended
	September 30, 2009
	Low	High

GAAP Total revenue	$1,016,000	$1,140,000
Purchase accounting adjustment — revenue	20,000	20,000

Total Non- GAAP revenue	$1,036,000	$1,160,000

GAAP net income (loss), per share	(0.16)	(0.06)
Cost of revenue from amortization of intangible assets	0.11	0.11
Amortization of intangible assets	0.27	0.27
Share-based payments	0.24	0.24
Acquisition related transition and integration costs	0.04	0.04
Restructuring and other charges (credits), net	0.01	0.01
Non-cash interest expense	0.02	0.02
Non-cash taxes	0.40	0.40
Purchase accounting adjustment — Cost of Revenue	(0.01)	(0.01)
Purchase accounting accretion Exp(income) net	(0.00)	(0.00)
Purchase accounting adjustment — Revenue	0.08	0.08

Non-GAAP net income (loss), per share	1.00	1.10

Shares used in computing non-gaap net income (loss) per share:

Weighted average common shares: basic	242,606	242,606

Weighted average common shares: diluted	262,201	262,201

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
(in thousands, except per share amounts)
Unaudited
GAAP: Fiscal First Quarter 2009
              Net Income Per Share Guidance

	Three months ended
	December 31, 2008
	Low	High

GAAP Total revenue	$233,000	$243,000
Purchase accounting adjustment — revenue	7,000	7,000

Total Non- GAAP revenue	$240,000	$250,000

GAAP net income (loss), per share	0.00	0.03
Cost of revenue from amortization of intangible assets	0.02	0.02
Amortization of intangible assets	0.06	0.06
Share-based payments	0.05	0.05
Acquisition related transition and integration costs	0.00	0.00
Restructuring and other charges (credits), net	0.00	0.00
Non-cash interest expense	(0.00)	(0.00)
Non-cash taxes	0.08	0.08
Purchase accounting adjustment — Cost of Revenue	(0.01)	(0.01)
Purchase accounting accretion Exp(income) net	(0.01)	(0.01)
Purchase accounting adjustment — Revenue	0.02	0.02

Non-GAAP net income (loss), per share	0.21	0.24

Shares used in computing non-gaap net income (loss) per share:

Weighted average common shares: basic	238,645	238,645

Weighted average common shares: diluted	257,274	257,274

Nuance Communications, Inc.
Supplemental Financial Information — GAAP to Non-GAAP Reconciliations (Unaudited)
(in millions)
GAAP to Non-GAAP Revenue Adjustments for Purchase Accounting*
Mobile-Enterprise Revenue

	Q1 08	Q2 08	Q3 08	Q4 08	FY08
GAAP	$98.3	$101.9	$113.5	$125.0	$438.8

Purchase Accounting Adjustment	$12.3	$16.1	$11.3	$6.9	$46.4

Non-GAAP	$110.6	$118.0	$124.8	$131.9	$485.2
Healthcare and Dictation Revenue

	Q1 08	Q2 08	Q3 08	Q4 08	FY08
GAAP	$77.4	$79.1	$84.0	$109.3	$349.8

Purchase Accounting Adjustment	$1.8	$0.5	$1.2	$0.4	$3.9

Non-GAAP	$79.2	$79.6	$85.2	$109.7	$353.7
Imaging Revenue

	Q1 08	Q2 08	Q3 08	Q4 08	FY08
GAAP	$19.3	$22.3	$19.2	$19.1	$79.9

Purchase Accounting Adjustment	$0.0	$0.0	$0.0	$0.0	$0.0

Non-GAAP	$19.3	$22.3	$19.2	$19.1	$79.9
Product and Licenses Revenue

	Q1 08	Q2 08	Q3 08	Q4 08	FY08

GAAP	$97.9	$94.3	$96.4	$125.8	$414.4
Purchase Accounting Adjustment	$10.3	$13.0	$10.0	$5.6	$38.9

Non-GAAP	$108.2	$107.3	$106.4	$131.4	$453.3
Professional Services, Hosting and Subscription Revenue

	Q1 08	Q2 08	Q3 08	Q4 08	FY08

GAAP	$62.4	$72.2	$82.3	$88.6	$305.5
Purchase Accounting Adjustment	$3.6	$2.3	$1.8	$0.9	$8.6

Non-GAAP	$66.0	$74.5	$84.1	$89.5	$314.1
Maintenance and Support Revenue

	Q1 08	Q2 08	Q3 08	Q4 08	FY08

GAAP	$34.7	$36.8	$38.0	$39.1	$148.6
Purchase Accounting Adjustment	$0.2	$1.3	$0.7	$0.7	$2.8

Non-GAAP	$34.9	$38.1	$38.7	$39.7	$151.4

*	This table has been updated to be consistent with the revenue presentation included in our 2008 Annual Report on Form 10-K